Exhibit 99.1
PRESS RELEASE

BRISTOW GROUP REPORTS
FIRST QUARTER FISCAL YEAR 2023 RESULTS

Houston, Texas
August 4, 2022
•Total revenues of $301.7 million in Q1 FY23 compared to $287.4 million in Q4 FY22
•Net income of $4.0 million, or $0.14 per diluted stock, in Q1 FY23 compared to net loss of $4.3 million, or $(0.15) per diluted stock, in Q4 FY22
•EBITDA adjusted to exclude special items and asset dispositions was $51.1 million in Q1 FY23 compared to $35.9 million in Q4 FY22
•Adjusted Free Cash Flow was $26.0 million in Q1 FY23, with unrestricted cash balance of $255.0 million and total liquidity of $318.0 million
•Awarded £1.6 billion second-generation search and rescue aviation contract by the Maritime and Coastguard Agency (“UK SAR 2G”)
•Signed favorable, long-term maintenance support agreements for global AW139 helicopter fleet

FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) today reported net income attributable to the Company of $4.0 million, or $0.14 per diluted stock, for its fiscal first quarter ended June 30, 2022 (“Current Quarter”) on operating revenues of $294.1 million compared to net loss attributable to the Company of $4.3 million, or $(0.15) per diluted stock, in the quarter ended March 31, 2022 (“Preceding Quarter”) on operating revenues of $275.6 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $39.0 million in the Current Quarter compared to $26.0 million in the Preceding Quarter. EBITDA adjusted to exclude special items and gains or losses on asset dispositions was $51.1 million in the Current Quarter compared to $35.9 million in the Preceding Quarter. See Reconciliation of Non-GAAP Metrics for a reconciliation of net income (loss), the most directly comparable GAAP (as defined below) measure, to EBITDA and Adjusted EBITDA. The following table provides a bridge between EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding gains or losses on asset dispositions (in thousands, unaudited).

	Three Months Ended,
	June 30, 2022	March 31, 2022
EBITDA	$39,024	$26,044
Special items:
Restructuring costs	$—	$2,113
Loss on impairment	5,187	—
PBH amortization	3,291	3,062
Merger and integration costs	368	824
Reorganization items, net	49	43
Nonrecurring professional services fees	1,091	3,796
	$9,986	$9,838
Adjusted EBITDA	$49,010	$35,882
Loss on disposal of assets	2,101	41
Adjusted EBITDA excluding asset dispositions	$51,111	$35,923

“I want to thank the Bristow team members who have worked diligently over the last several months to successfully deliver on several of the Company’s strategic priorities, including securing the highly important UKSAR2G contract award, winning new government contracts to provide critical SAR services throughout the Netherlands and the Dutch Caribbean region, and completing the acquisition of British International Helicopters Limited, which expands our government services offering to the Falklands Islands and establishes an important new relationship with the British Armed Forces,” said Chris Bradshaw, President and CEO of Bristow Group. “We have continued to make investments to strengthen our business such as the new long-term, highly favorable maintenance support agreements for our global AW139 helicopter fleet, while at the same time returning capital to shareholders with $10 million of share repurchases executed over the last two months. I’m grateful to the Bristow team for their collective efforts to deliver these successful outcomes and, most importantly, to deliver another quarter of world-class safety performance and excellent customer service.”
Sequential Quarter Results
Operating revenues in the Current Quarter were $18.6 million higher compared to the Preceding Quarter. Operating revenues from oil and gas services were $5.8 million higher primarily due to higher utilization in the Africa and Europe regions and higher fuel revenues. These increases were partially offset by lower lease payment collections from Cougar Helicopters Inc. (“Cougar”), which are recognized on cash basis, and the weakening of the Norwegian krone and British pound sterling relative to the U.S. dollar. Operating revenues from government services were $3.9 million higher primarily due to higher activity, partially offset by the weakening of the British pound sterling relative to the U.S. dollar. Operating revenues from fixed wing services were $9.1 million higher primarily due to higher utilization related to the reopening of borders in Australia.
Operating expenses were $6.8 million higher in the Current Quarter primarily due to higher fuel expenses and maintenance costs, partially offset by lower personnel, insurance and leased-in equipment costs.
General and administrative expenses were $1.5 million lower in the Current Quarter primarily due to lower professional services fees and lower compensation expenses.
Merger and integration costs were $0.5 million lower in the Current Quarter primarily due to lower lease return costs related to the merger with Era Group Inc. (the "Merger").
During the Preceding Quarter, restructuring costs were $2.1 million primarily due to severance costs in the Africa region.
During the Current Quarter, the Company recognized a $5.2 million loss on impairment related to power-by-the-hour (“PBH”) intangible assets write-off.
During the Current Quarter, the Company recognized a loss on disposal of assets of $2.1 million from the sale of five helicopters for cash proceeds of $7.6 million.
During the Current Quarter, the Company recognized earnings of $0.1 million from unconsolidated affiliates compared to losses of $0.3 million in the Preceding Quarter.
Other income, net of $16.8 million in the Current Quarter resulted from foreign exchange gains of $14.0 million, government grants to fixed wing services of $2.5 million and a favorable interest adjustment to the Company’s pension liability of $0.2 million. Other income, net of $13.0 million in the Preceding Quarter resulted from foreign exchange gains of $6.0 million, government grants to fixed wing services of $3.8 million, a gain on the sale of inventory of $1.9 million, insurance gains of $0.7 million and a favorable interest adjustment to the Company’s pension liability of $0.6 million.
Income tax expense was $8.2 million in the Current Quarter compared to $3.3 million in the Preceding Quarter. The increase in income tax expense in the Current Quarter primarily related to changes in the blend of earnings, the tax impact of valuation allowances on the Company’s net operating losses and deductible business interest expense.
Liquidity and Capital Allocation
As of June 30, 2022, the Company had $255.0 million of unrestricted cash and $63.0 million of remaining availability under its amended asset-based revolving credit facility (the “ABL Facility”) for total liquidity of $318.0 million. Borrowings under the amended ABL Facility are subject to certain conditions and requirements.
In the Current Quarter, purchases of property and equipment were $9.0 million, and cash proceeds from dispositions of property and equipment were $7.6 million, resulting in net purchases of / (proceeds from) property and equipment (“Net Capex”) of $1.5 million. In the Preceding Quarter, purchases of property and equipment were

$7.8 million, and there were no cash proceeds from dispositions of property and equipment. See Adjusted Free Cash Flow Reconciliation for a reconciliation of Net Capex and Adjusted Free Cash Flow.
In June and July 2022, the Company repurchased 425,938 shares of common stock for gross consideration of $10.0 million, which is an average repurchase price of $23.48 per stock. As of July 29, 2022, $15.0 million remained available under the authorized $75.0 million stock repurchase program.
In August 2022, the Board of Directors of Bristow (the “Board”) approved a new $40.0 million stock repurchase program, and terminated the prior program, under which $15.0 million remained available of the original $75.0 million authorized. Purchases of the Company’s common stock under the stock repurchase program may be made in the open market, including pursuant to a Rule 10b5-1 program, by block repurchases, in private transactions (including with related parties) or otherwise, from time to time, depending on market conditions. The stock repurchase program has no expiration date and may be suspended or discontinued at any time without notice, subject to any changes in applicable law or regulations thereunder.
Recent Highlights
On August 3, 2022, the Board approved a change in the fiscal year end of the Company from March 31st to December 31st. The Company expects to change the fiscal year on a prospective basis and will not adjust operating results for prior periods, and the Company will file a transition report on Form 10-K for the transition period ended December 31, 2022. The Company believes this change to align with the calendar year will provide numerous benefits, including improving comparability between periods and relative to its peers. Bristow intends to issue financial guidance for the 2023 calendar year when it announces next quarter’s earnings.
On August 2, 2022, Bristow completed the acquisition of British International Helicopter Services Limited (“BIH”) for £10.4 million, further enhancing its leading global government services offering. Bristow will integrate BIH into its U.K. operations, where BIH will adopt the Bristow name and brand throughout its operations. BIH’s more than 110 employees currently deliver combined search and rescue and support helicopter services for the U.K. Ministry of Defence (MOD) with operations in the Falkland Islands and deliver Fleet Operational Sea Training (FOST) helicopter support for the Royal Navy in the U.K. BIH currently operates a fleet of two AW189 SAR-configured helicopters, three S61 helicopters, and one AS365 helicopter, performing various passenger and freight transport as well as hoist operations. With this acquisition, Bristow established an important new relationship with the British Armed Forces, and the Company is well-positioned to further expand its government services business throughout the U.K. and beyond.
On July 27, 2022, Bristow was pleased to release its first sustainability report, which emphasizes Bristow’s commitment to formally embedding sustainability into the Company’s vision and highlighting its role as a leader in sustainability within the vertical lift industry. Bristow's global environmental sustainability highlights in 2021 include completing flights in the U.K. using sustainable aviation fuel (SAF), initiating a transition to electric ground support vehicles in Norway and the U.K., publishing the first-of-its-kind greenhouse gas emissions report in Brazil, and partnering with leading companies developing electric vertical take-off and landing (eVTOL) and electric short take-off and landing (eSTOL) aircraft. The Company's social sustainability highlights for 2021 include donating more than $500,000 to community engagement programs through its global Bristow Uplift program as well as rescuing 593 people through its U.K. search and rescue program. Additionally, Bristow's executive management team is 50% female, and the Company boasts a U.S. employee base in which one in four employees is a veteran. The complete sustainability report can be viewed at: https://www.bristowgroup.com/sustainability-report-2022.
As announced on July 21, 2022, Bristow has been awarded the £1.6 billion 10-year UKSAR2G contract by the Maritime and Coastguard Agency, an executive agency of the U.K. Department for Transport. Bristow will work in partnership with 2Excel Aviation, a leading specialist in fixed wing services, and Nova Systems, the consortium's innovation partner, to deliver the contract for the MCA on behalf of Her Majesty's Coastguard. The UKSAR2G contract combines the existing two separate aviation contracts for fixed wing aircraft and rotary aircraft and will include the use of unmanned aerial systems (UAS). As part of the new contract, Bristow will continue to operate from its current 10 bases and will launch two new seasonal bases in Fort William and Carlisle. The partners will operate: 18 helicopters, including nine existing Leonardo AW189s and three existing Sikorsky S-92s augmented by the introduction of six new Leonardo AW139 helicopters; six King Air fixed-wing airplanes; and one mobile deployable Schiebel CAMCOPTER S-100 UAS. The companies will transition from the current contracts starting from September 30, 2024 through to December 31, 2026, to ensure a continuation of critical search and rescue aviation services across the whole of the U.K.

As announced on June 30, 2022, Bristow has signed long-term, favorable maintenance support agreements with Leonardo Helicopters for airframes and Pratt & Whitney for engines on the Company's global fleet of AW139 helicopters. The legacy Era AW139 fleet was previously covered by a limited PBH support agreement with Leonardo for the airframes, while the engines were maintained on a time and cost of materials basis. The legacy Bristow AW139 fleet was covered by multiple, disparate PBH support agreements with Leonardo for the airframes, and the engines were covered under a PBH agreement with Pratt & Whitney. The new agreements result in consistent, global maintenance support programs for Bristow's AW139 helicopters, both the airframes and the engines. These agreements mitigate cost uncertainty in an inflationary environment and will result in maintenance expenses that are more directly correlated with flight hours. The Company expects the new agreements to deliver unlevered, cash-on-cash returns of approximately 20 percent over the life of the agreements. The aggregate buy-in cost is approximately $55 million, which will be paid in installments between July and December 2022. In addition to the AW139 agreements, Bristow has also signed long-term maintenance support agreements with Leonardo for the AW189 airframe and with Honeywell for the AW139 avionics suite. Bristow has also signed a long-term maintenance agreement with General Electric for support of AW189 and S-92 engines.
Conference Call
Management will conduct a conference call starting at 9:00 a.m. ET (8:00 a.m. CT) on Friday, August 5, 2022, to review the results for the fiscal first quarter ended June 30, 2022. The conference call can be accessed as follows:
All callers will need to reference the access code 162062.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (800) 207-0148
Outside the U.S.: Operator Assisted International Dial-In Number: (856) 344-9282
Replay
A telephone replay will be available through August 19, 2022 by dialing 888-203-1112 and using the access code 6245002. An audio replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through August 19, 2022. The accompanying investor presentation will be available on August 5, 2022 on Bristow’s website at www.bristowgroup.com.
For additional information concerning Bristow, contact Jennifer Whalen at InvestorRelations@bristowgroup.com, (713) 369-4636 or visit Bristow Group’s website at https://ir.bristowgroup.com/.
About Bristow Group
Bristow Group Inc. is the leading global provider of innovative and sustainable vertical flight solutions. Bristow primarily provides aviation services to a broad base of major integrated, national and independent offshore energy companies. Bristow provides commercial search and rescue (“SAR”) services in several countries and public sector SAR services in the United Kingdom (“U.K.”) on behalf of the Maritime & Coastguard Agency (“MCA”). Additionally, the Company offers ad hoc helicopter and fixed wing transportation services.
Bristow currently has customers in Australia, Brazil, Canada, Chile, the Dutch Caribbean, the Falkland Islands, Guyana, India, Mexico, the Netherlands, Nigeria, Norway, Spain, Suriname, Trinidad, the U.K. and the U.S.

Forward-Looking Statements Disclosure
This press release contains “forward-looking statements.” Forward-looking statements represent Bristow Group Inc.’s (the “Company”) current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, reflect management’s current views with respect to future events and therefore are subject to significant risks and uncertainties, both known and unknown. The Company’s actual results may vary materially from those anticipated in forward-looking statements. The Company cautions investors not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based that occur after the date hereof. Risks that may affect forward-looking statements include, but are not necessarily limited to, those relating to: public health crises, such as pandemics (COVID-19) and epidemics, and any related government policies and actions; any failure to effectively manage, and receive anticipated returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions; our inability to execute our business strategy for diversification efforts related to, government services, offshore wind, and advanced air mobility; our reliance on a limited number of customers and the reduction of our customer base as a result of consolidation and/or the energy transition; the possibility that we may be unable to maintain compliance with covenants in our financing agreements; global and regional changes in the demand, supply, prices or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries (OPEC) and other producing countries; fluctuations in the demand for our services; the possibility that we may impair our long-lived assets and other assets, including inventory, property and equipment and investments in unconsolidated affiliates; the possibility of significant changes in foreign exchange rates and controls; potential effects of increased competition and the introduction of energy efficient alternative modes of transportation and solutions; the possibility that we may be unable to re-deploy our aircraft to regions with greater demand; the possibility of changes in tax and other laws and regulations and policies, including, without limitation, actions of the Biden Administration that impact oil and gas operations or favor renewable energy projects in the U.S.; the possibility that we may be unable to dispose of older aircraft through sales into the aftermarket; general economic conditions, including the capital and credit markets; the possibility that segments of our fleet may be grounded for extended periods of time or indefinitely; the existence of operating risks inherent in our business, including the possibility of declining safety performance; the possibility of political instability, war or acts of terrorism in any of the countries where we operate; the possibility that reductions in spending on aviation services by governmental agencies could lead to modifications of our search and rescue (“SAR”) contract terms with governments, our contracts with the Bureau of Safety and Environmental Enforcement (“BSEE”) or delays in receiving payments under such contracts; the effectiveness of our environmental, social and governance initiatives; the impact of supply chain disruptions and inflation and our ability to recoup rising costs in the rates we charge to our customers; and our reliance on a limited number of helicopter manufacturers and suppliers. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2022 (the “Annual Report”) which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. You should consider all risks and uncertainties disclosed in the Annual Report and in our filings with the United States Securities and Exchange Commission (the “SEC”), all of which are accessible on the SEC’s website at www.sec.gov.

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per stock amounts)
	Three Months Ended		Favorable/ (Unfavorable)
	June 30, 2022	March 31, 2022

Revenues:
Operating revenues	$294,148	$275,582	$18,566
Reimbursable revenues	7,589	11,817	(4,228)
Total revenues	301,737	287,399	14,338

Costs and expenses:
Operating expenses	224,501	217,711	(6,790)
Reimbursable expenses	7,287	11,694	4,407
General and administrative expenses	40,159	41,644	1,485
Merger and integration costs	368	824	456
Restructuring costs	—	2,113	2,113
Depreciation and amortization expense	16,536	16,919	383
Total costs and expenses	288,851	290,905	2,054

Loss on impairment	(5,187)	—	(5,187)
Loss on disposal of assets	(2,101)	(41)	(2,060)
Earnings (losses) from unconsolidated affiliates, net	115	(325)	440
Operating income (loss)	5,713	(3,872)	9,585

Interest income	74	17	57
Interest expense	(10,242)	(10,241)	(1)
Reorganization items, net	(49)	(43)	(6)
Other, net	16,750	13,023	3,727
Total other income, net	6,533	2,756	3,777
Income (loss) before income taxes	12,246	(1,116)	13,362
Income tax expense	(8,231)	(3,260)	(4,971)
Net income (loss)	4,015	(4,376)	8,391
Net (income) loss attributable to noncontrolling interests	(28)	63	(91)
Net income (loss) attributable to Bristow Group Inc.	$3,987	$(4,313)	$8,300

Basic income (loss) per common stock	$0.14	$(0.15)
Diluted income (loss) per common stock	$0.14	$(0.15)

Weighted average common stock outstanding, basic	28,269	28,222
Weighted average common stock outstanding, diluted	28,912	28,222

EBITDA	$39,024	$26,044	$12,980
Adjusted EBITDA	$49,010	$35,882	$13,128
Adjusted EBITDA excluding asset dispositions	$51,111	$35,923	$15,188

BRISTOW GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	June 30, 2022	March 31, 2022
Oil and gas services:
Europe	$90,053	$89,234
Americas	84,665	86,249
Africa	20,362	13,837
Total oil and gas services	$195,080	$189,320
Government services	70,107	66,239
Fixed wing services	25,942	16,806
Other services	3,019	3,217
	$294,148	$275,582

FLIGHT HOURS BY LINE OF SERVICE (unaudited)

	Three Months Ended
	June 30, 2022	March 31, 2022
Oil and gas services:
Europe	10,851	10,677
Americas	10,292	10,244
Africa	2,688	1,769
Total oil and gas services	23,831	22,690
Government services	4,536	3,542
Fixed wing services	3,330	2,859
	31,697	29,091

BRISTOW GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)
	June 30, 2022	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$258,433	$266,014
Accounts receivable	212,089	203,771
Inventories	81,362	81,674
Assets held for sale	54	59
Prepaid expenses and other current assets	30,848	28,367
Total current assets	582,786	579,885
Property and equipment	900,756	942,608
Investment in unconsolidated affiliates	17,000	17,585
Right-of-use assets	215,480	193,505
Other assets	126,350	90,696
Total assets	$1,842,372	$1,824,279

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,249	$63,497
Accrued liabilities	238,811	211,499
Short-term borrowings and current maturities of long-term debt	11,768	12,759
Total current liabilities	337,828	287,755
Long-term debt, less current maturities	502,603	512,909
Deferred taxes	41,739	39,811
Long-term operating lease liabilities	149,010	125,441
Deferred credits and other liabilities	17,805	22,995
Total liabilities	1,048,985	988,911

Stockholders’ equity:
Common stock	306	303
Additional paid-in capital	702,496	699,401
Retained earnings	215,207	211,220
Treasury stock, at cost	(56,361)	(51,659)
Accumulated other comprehensive income	(67,862)	(23,450)
Total Bristow Group Inc. stockholders’ equity	793,786	835,815
Noncontrolling interests	(399)	(447)
Total stockholders’ equity	793,387	835,368
Total liabilities stockholders’ equity	$1,842,372	$1,824,279

Reconciliation of Non-GAAP Metrics
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. Each of these measures, as well as Free Cash Flow, Adjusted Free Cash Flow and Net Capex, each as detailed below, have limitations, and are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in the Company's financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) (including the notes), included in the Company's filings with the SEC and posted on the Company's website. EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occurred during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Management believes that the use of EBITDA and Adjusted EBITDA is meaningful to investors because it provides information with respect to the Company's ability to meet its future debt service, capital expenditures and working capital requirements and the financial performance of the Company's assets without regard to financing methods, capital structure or historical cost basis. Neither EBITDA nor Adjusted EBITDA is a recognized term under GAAP. Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following tables provide a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands, unaudited).

	Three Months Ended
	June 30, 2022	March 31, 2022
Net income (loss)	4,015	(4,376)
Depreciation and amortization	16,536	16,919
Interest expense	10,242	10,241
Income tax expense	8,231	3,260
EBITDA	$39,024	$26,044
Special items (1)	9,986	9,838
Adjusted EBITDA	$49,010	$35,882
Loss on disposal of assets	2,101	41
Adjusted EBITDA excluding asset dispositions	$51,111	$35,923
(1)Special items include the following:

	Three Months Ended
	June 30, 2022	March 31, 2022
Restructuring costs	$—	$2,113
Loss on impairment	5,187	—
PBH amortization	3,291	3,062
Merger and integration costs	368	824
Reorganization items, net	49	43
Nonrecurring professional services fees	1,091	3,796
	$9,986	$9,838

Adjusted Free Cash Flow Reconciliation
Free Cash Flow represents the Company’s net cash provided by operating activities plus proceeds from disposition of property and equipment, less expenditures related to purchases of property and equipment. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude certain nonrecurring professional services fees, other costs paid in relation to the merger between Era Group Inc. (“Era”) and Bristow Group Inc. (prior to such merger, “Old Bristow”) which was completed in June 2020 (the “Merger”) and reorganization items. Management believes that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide information with respect to the Company’s ability to generate cash from the business. The GAAP measure most directly comparable to Free Cash Flow and Adjusted Free Cash Flow is net cash provided by operating activities. Since neither Free Cash Flow nor Adjusted Free Cash Flow is a recognized term under GAAP, they should not be used as an indicator of, or an alternative to, net cash provided by operating activities. Investors should note numerous methods may exist for calculating a company's free cash flow. As a result, the method used by management to calculate Free Cash Flow and Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow. As such, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands, unaudited).

	Three Months Ended
	June 30, 2022	March 31, 2022
Net cash provided by operating activities	22,750	5,577
Plus: Proceeds from disposition of property and equipment	7,558	—
Less: Purchases of property and equipment	(9,046)	(7,842)
Free Cash Flow	$21,262	$(2,265)
Plus: Restructuring costs	1,479	—
Plus: Merger and integration costs	277	851
Plus: Reorganization items, net	42	29
Plus: Nonrecurring professional services fees	2,966	819
Adjusted Free Cash Flow	$26,026	$(566)
Net purchases of property and equipment (“Net Capex”)	1,488	7,842
Adjusted Free Cash Flow excluding Net Capex	$27,514	$7,276

BRISTOW GROUP INC. FLEET COUNT (unaudited)

	Number of Aircraft
Type	Owned Aircraft	Leased Aircraft	Aircraft Held For Sale	Consolidated Aircraft	Max Pass. Capacity	Average Age (years)(1)
Heavy Helicopters:
S-92	39	27	—	66	19	13
H225	—	—	1	1	19	14
AW189	17	1	—	18	16	6
	56	28	1	85
Medium Helicopters:
AW139	51	4	—	55	12	11
S-76 D/C++/C+	22	—	—	22	12	12
	73	4	—	77
Light—Twin Engine Helicopters:
AW109	4	—	—	4	7	15
EC135	10	—	—	10	6	13
	14	—	—	14
Light—Single Engine Helicopters:
AS350	17	—	—	17	4	25
AW119	13	—	—	13	7	16
	30	—	—	30

Total Helicopters	173	32	1	206		13
Fixed wing	6	8	—	14
UAV	—	2	—	2
Total Fleet	179	42	1	222
______________________
(1)Reflects the average age of helicopters that are owned.

The chart below presents the number of aircraft in our fleet and their distribution among the regions in which we operate as of June 30, 2022 and the percentage of operating revenue that each of our regions provided during the Current Quarter (unaudited).

	Percentage of Current Quarter Operating Revenue
						UAV	Fixed Wing
		Heavy	Medium	Light Twin	Light Single			Total
Europe	54%	61	9	—	3	2	—	75
Americas	31%	20	52	14	27	—	—	113
Asia Pacific	7%	—	2	—	—	—	12	14
Africa	8%	4	14	—	—	—	2	20
Total	100%	85	77	14	30	2	14	222